THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THIS NOTE, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT.

This note is subject to a note purchase Agreement, AS MAY BE AMENDED FROM TIME TO TIME (a copy of which may be obtained upon written request from the Company), and by accepting any interest in this note the person accepting such interest shall be deemed to agree to and shall become bound by all the provisions of that note purchase Agreement, including, without limitation, governing law, venue, waiver of jury trial, SUBORDINATION and certain restrictions on transfer and ownership set forth therein.

PROMISSORY NOTE

No. PN-A[__]	Date of Issuance:
$[________]	______________, 2019

FOR VALUE RECEIVED, Phunware, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of [________] (the “Lender”) the principal sum of [________] ($[________]), together with interest thereon from the date of this Note. Interest shall accrue at a rate of ten percent (10%) per annum. Interest shall be computed on the basis of a year of three hundred sixty (360) days consisting of twelve (12) months of thirty (30) days. This Note is one of a series of Notes issued pursuant to that certain Note Purchase Agreement, by and among the Company, the Lender and certain other lenders, dated as of November 15, 2019 (the “Purchase Agreement”), and is subject to the terms thereof. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement. The principal and accrued interest under this Note shall be due and payable by the Company as follows:
On each Interest Payment Date, all unpaid and accrued interest shall be payable monthly in arrears as it accrues on the outstanding principal; and
All remaining unpaid principal and accrued interest shall be due and payable in full on demand by the Majority Noteholders at any time on or after the Maturity Date.
1.Payment. All payments made by the Company shall be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the Lender may from time to time designate in writing to the Company. Payment shall be credited first to accrued interest due and payable and any remainder applied to principal.
2.No Security. This Note is a general unsecured obligation of the Company.

3.Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note, and the provision of notice pursuant to this Note shall be conducted pursuant to the terms of the Purchase Agreement.
4.Successors and Assigns. This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto. Any transfer of this Note may be effected only pursuant to the terms of the Purchase Agreement and by surrender of this Note to the Company and reissuance of a new note to the transferee. The Lender and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions, and agrees to comply with the foregoing terms and conditions for the benefit of the Company and any other Lenders.
5.Directors and Officers Not Liable. In no event shall any director or officer of the Company be liable for any amounts due and payable pursuant to this Note.
6.Severability. If any provision of this Note is determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of any of the remaining provisions or portions of this Note shall not in any way be affected or impaired thereby and this Note shall nevertheless be binding between the Company and the Lender.
7.Event of Default. If any Event of Default (as defined below) occurs, at the option and upon the written notice by the Majority Noteholders to the Company (which election and notice shall not be required in the case of an Event of Default under Section 7(d)), this Note shall accelerate and all principal and unpaid accrued interest shall be due and payable, and shall thereafter accrue interest at a rate of twelve (12) percent per annum. Lender may enforce payment of all amounts due and owing under this Note and exercise all remedies granted to it at law, in equity, or otherwise upon an Event of Default. The occurrence of any one or more of the following shall constitute an “Event of Default”:
a.The Company fails to pay any of the principal due under this Note within thirty (30) days after the date that any such amount becomes due and payable, and such failure has continued for more than thirty (30) days after the Company’s receipt of written notice of such failure;
b.The Company fails, on at least three (3) consecutive Interest Payment Dates, to pay the interest due under this Note within ten (10) days after the applicable Interest Payment Date, and the Company fails to bring such interest payments current within thirty (30) days after the Company’s receipt of written notice requesting same;
c.The Company’s material breach of any representation, warranty or covenant in this Note or the Purchase Agreement, provided that the Company does not correct such breach within thirty (30) days after receipt of written notice thereof;

d.The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or
e.An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within sixty (60) days under any bankruptcy statute now or hereafter in effect), or a custodian, receiver, trustee, assignee for the benefit of creditors or other similar official is appointed to take possession, custody or control of any property of the Company.

(signature page follows)

        IN WITNESS WHEREOF, the Company has executed this Note as of the date first written above.

COMPANY:

PHUNWARE, INC.

By: ________________________________ Alan S. Knitowski, Chief Executive Officer

Signature Page to Phunware, Inc.
Convertible Promissory Note